Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

DRONEIFY HOLDINGS LIMITED
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, $0.0001 par value(1)	Rule 457(o)	—	—	$6,900,000	(2)	0.00011020	$760.38
Fees to Be Paid	Equity	Representative’s Warrants(3)(4)	Rule 457(g)	—	—	—		—	—
Fees to Be Paid	Equity	Ordinary Shares, $0.0001 par value, underlying Representative’s Warrants(3)	Rule 457(o)	—	—	$603,750	(2)	0.00011020	$66.53
Fees to Be Paid	Equity	Ordinary Shares, $0.0001 par value, registered on behalf of certain selling shareholders(5)	Rule 457(o)	1,500,000	$7.00	$10,500,000		0.00011020	$1,157.10
	Total Offering Amounts					$18,003,750			$1,984.01
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fee Due								$1,984.01

(1)	Includes ordinary shares that may be purchased by the underwriters pursuant to their over-allotment option.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)	We have agreed to issue to the representative of the underwriters or its designees warrants to purchase a number of ordinary shares equal to seven percent (7%) of the number of ordinary shares to be issued and sold in this offering. The warrants are exercisable for a price per share equal to 125% of the public offering price.

(4)	No fee required pursuant to Rule 457(g).

(5)	Reflects the resale by the selling shareholders set forth herein of up to 1,500,000 ordinary shares assuming a price of $7.00 per share, the maximum offering price in the initial public offering.